Exhibit 5.1

November 13, 2017

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

RE:        Onconova Therapeutics, Inc., Registration Statement on Form S-3 (File No. 333-199219)

Ladies and Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a prospectus supplement of the Company dated November 9, 2017, including the accompanying base prospectus (the “Base Prospectus”) as contained in the Company’s Registration Statement on Form S-3 (File No. 333-199219) (the “Registration Statement”) declared effective by the Securities and Exchange Commission (the “SEC”) on November 20, 2014, which was filed by the Company with the SEC on November 13, 2017 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the a registered direct offering and sale by the Company of 920,000 shares (the “Shares”) of its common stock, $0.01 par value (the “Common Stock”).

In connection with this opinion letter, we have examined the referenced Registration Statement, the Prospectus, and originals, or copies certified or otherwise identified to our satisfaction, of the Tenth Amended and Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelaphia, PA 19103	+1.215.963.5000
United States	+1.215.963.50001